                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2
                              (AMENDMENT NO. 14)

                     Philadelphia Consolidated Holding Corp.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                           Common Stock, no par value
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   717528 10 3
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2007
-------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)
         [   ]  Rule 13d-(c)
         [ X ]  Rule 13d-1(d)

--------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G



CUSIP No.  717528 10 3                                        Page 2 of 9 Pages


-------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             James J. Maguire

-------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                     (b)  [ ]

-------------------------------------------------------------------------------
3.         SEC USE ONLY

-------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                             U.S.


-------------------------------------------------------------------------------
   NUMBER OF SHARES      5.  SOLE VOTING POWER
     BENEFICIALLY                                                5,343,445 (1)
    OWNED BY EACH        ------------------------------------------------------
      REPORTING          6.  SHARED VOTING POWER
     PERSON WITH                                                 6,076,298
                         ------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER
                                                                 5,343,445 (1)
                         ------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER
                                                                 6,076,298
-------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     11,419,743 (1)

-------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [X]

-------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       15.8% (1)
-------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

                                      IN

-------------------------------------------------------------------------------
(1) See Item 4 of this Amendment for information relating to 989,836 shares (1.4 percent of the class) which Mr. Maguire has the right to acquire under the terms of a trust of which his wife, Frances Maguire, is the sole trustee, and Mr. Maguire is the beneficiary.



                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G



CUSIP No.  717528 10 3                                        Page 3 of 9 Pages


-------------------------------------------------------------------------------
1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                             Frances Maguire

-------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                     (b)  [ ]

-------------------------------------------------------------------------------
3.         SEC USE ONLY

-------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                             U.S.

-------------------------------------------------------------------------------
   NUMBER OF SHARES      5.  SOLE VOTING POWER
     BENEFICIALLY                                                 1,577,836
    OWNED BY EACH        ------------------------------------------------------
      REPORTING          6.  SHARED VOTING POWER
     PERSON WITH                                                  6,679,694
                         ------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER
                                                                  1,577,836
                         ------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER
                                                                  6,679,694
-------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      8,257,530
-------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                [ ]

-------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      11.5%
-------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON*

                                      IN

-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 4 of 9 Pages


Item 1(a).        Name of Issuer:

                           Philadelphia Consolidated Holding Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(a).        Name of Person Filing:

                           James J. Maguire

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(c).        Citizenship:

                           USA

Item 2(d).        Title of Class of Securities:

                           Common Stock (no par value)

Item 2(e).        CUSIP Number:

                           717528 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not Applicable

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Exchange Act;

                  (e) [ ]  Investment Adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 5 of 9 Pages

                  (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

                  (a)      Amount beneficially owned:

                           James J. Maguire beneficially owns 11,419,743 shares of Common Stock representing 15.8% of the Common Stock, and Frances Maguire, the wife of James J. Maguire, beneficially owns 8,257,530 shares of Common Stock, representing 11.5% of the Common Stock, as calculated in accordance with Rule 13d-3(d)(1). Mr. Maguire has shared power to vote or direct the vote and shared power to dispose of or direct the disposition over 6,076,298 shares of Common Stock, of which he jointly owns 5,251,500 shares with his spouse, Frances Maguire and is co-director, with his wife, of the Maguire Foundation which owns 824,798 shares. In addition, Mr. Maguire has sole power to vote or direct the vote over 5,343,445 shares of Common Stock and the sole power to dispose or direct the disposition over 5,343,445 shares of Common Stock. 989,836 of such shares are shares which Mr. Maguire has the right to acquire under the terms of a trust of which his wife, Frances Maguire, is the sole trustee, and Mr. Maguire is the beneficiary. Frances Maguire has sole power to dispose or direct the disposition of 1,577,836 shares of Common Stock. Mr. Maguire disclaims beneficial ownership of 588,000 of such shares, which shares are held in Mrs. Maguire's name alone.

                  (b)      Percent of Class:15.8%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                            5,343,445

                           (ii)     Shared power to vote or to direct the vote:

                                            6,076,298

                           (iii)    Sole power to dispose or direct the
                                    disposition of:

                                            5,343,445

                           (iv) Shared power to dispose or to direct the disposition of:

                                            6,076,298

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 6 of 9 Pages


Item 5.           Ownership of Five Percent or Less of a Class.

                           Not Applicable

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

                           Not Applicable


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 13, 2008
                                              ----------------------------------
                                                            (Date)

                                                     /s/ James J. Maguire
                                              ----------------------------------
                                                         (Signature)


                                                       James J. Maguire
                                              ----------------------------------
                                                         (Name/Title)

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 7 of 9 Pages


Item 1(a).        Name of Issuer:

                           Philadelphia Consolidated Holding Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(a).        Name of Person Filing:

                           Frances Maguire

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           One Bala Plaza, Suite 100
                           Bala Cynwyd, PA  19004

Item 2(c).        Citizenship:

                           USA

Item 2(d).        Title of Class of Securities:

                           Common Stock (no par value)

Item 2(e).        CUSIP Number:

                           717528 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           Not Applicable

                  (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

                  (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

                  (d) [ ] Investment Company registered under Section 8 of the Investment Company Exchange Act;

                  (e) [ ]  Investment Adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E);

                  (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 8 of 9 Pages


                  (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

                  (i) [ ] Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

                  (a)      Amount beneficially owned:

                           The 8,257,530 shares beneficially owned by Ms. Frances Maguire, as calculated in accordance with Rule 13d-3(d)(1), include 5,251,500 shares which she owns jointly with her husband, James J. Maguire, 824,798 shares owned by the Maguire Foundation of which she is co-director with her husband, 603,396 shares held in two family trusts of which she is co-trustee and 989,836 shares held in a trust of which she is sole trustee and Mr. James J. Maguire is the beneficiary. Under the terms of the trust of which Ms. Maguire is the sole trustee and Mr. Maguire is the beneficiary, Mr. Maguire has the right to acquire all or any portion of the shares in such trust by substituting assets having a fair market value equal to the fair market value of the shares acquired at the time of such acquisition.

                  (b)      Percent of Class:11.5%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:

                                            1,577,836

                           (ii)     Shared power to vote or to direct the vote:

                                            6,679,694

                           (iii)    Sole power to dispose or direct the
                                    disposition of:

                                            1,577,836

                           (iv) Shared power to dispose or to direct the disposition of:

                                            6,679,694

Item 5.           Ownership of Five Percent or Less of a Class.

                           Not Applicable

                                  SCHEDULE 13G


CUSIP No.  717528 10 3                                        Page 9 of 9 Pages

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

                           Not Applicable


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 13, 2008
                                              ----------------------------------
                                                           (Date)

                                                     /s/ Frances Maguire
                                              ----------------------------------
                                                         (Signature)


                                                        Frances Maguire
                                              ----------------------------------
                                                         (Name/Title)